EXHIBIT 10.2

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

Exhibit H

Form of Supply Agreement

SUPPLY AGREEMENT

between

EISAI CO., LTD.

and

CATALYST PHARMACEUTICALS, INC.

Dated as of [ • ], 2022

SCHEDULES

Schedule 1	Buyer Corporate Names
Schedule 2	Supplied Product SKUs, Product Purchase Prices and Minimum Order Quantities
Schedule 3	Forecast Template
Schedule 4	Initial Purchase Order
Schedule 5	Permitted Subcontractors
Schedule 6	Tech Transfer Plan Requirements

ii

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made and entered into effective as of [ • ], 2022 (the “Effective Date”) by and between Eisai Co., Ltd., a corporation organized under the laws of Japan (“Seller”), and Catalyst Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of [ • ], 2022 (the “Asset Purchase Agreement”), pursuant to which Buyer is purchasing from Seller and its Affiliates certain assets related to the Product (as defined in the Asset Purchase Agreement) in the Buyer Territory;

WHEREAS, Buyer desires to engage Seller to Manufacture the Supplied Product for Buyer on the terms and conditions set forth herein; and

WHEREAS, Seller wishes to Manufacture the Supplied Product for Buyer on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. Unless otherwise specifically provided herein, the following terms shall have the meaning set forth in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“API” means the active pharmaceutical ingredient perampanel.

“Bulk Product” means the Product in unfinished tablet form.

“Buyer Corporate Names” means the corporate names and other Trademarks and logos identified on Schedule 1 and such other corporate names or other Trademarks and logos that Buyer uses to identify itself or any of its Affiliates as Buyer may designate to Seller in writing from time to time.

“Buyer Intellectual Property” means (a) any data, information and know-how that (i) is not generally known, (ii) is Controlled by Buyer or its Affiliates as of the Effective Date or during the Term, and (iii) is necessary or useful for Seller to Manufacture the Supplied Product hereunder; and (b) all Trademarks Controlled by Buyer used in the Manufacture or Exploitation of the Product, including the Buyer Corporate Names.

“Buyer Territory” means the United States and its territories and possessions.

“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 or October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

“cGMP” means all applicable current Good Manufacturing Practices, including as specified in (a) the ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients Q7, and (b) 21 CFR § 210-211, 600 and 610.

“Contract Year” means the 12 month period during the Term commencing on January 1 and ending on December 31 of each calendar year; provided, however that the first Contract Year shall be the period beginning on the Effective Date and ending on December 31st in the calendar year in which the Effective Date occurs and the last Contract Year shall be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

“Discretionary Manufacturing Changes” means changes to the process of Manufacturing of Supplied Product other than Required Manufacturing Changes.

“FTE” means the equivalent of the work of one employee of Seller or any of its Affiliates full time for one Calendar Year (consisting of at least a total of 1,920 hours per Calendar Year of work directly related to this Agreement). If any employee of Seller or any of its Affiliates who devotes fewer than 1,920 hours per year in providing work directly related to this Agreement, such employee shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee in providing such work by 1,920. Any such employee who devotes more than 1,920 hours per year in providing work directly related to this Agreement shall be treated as one (1) FTE.

“FTE Costs” means [***]

“FTE Rate” means [***]

“Materials” means all API, excipients, components, labeling and packaging materials and other materials required to Manufacture the Supplied Product.

“Minimum Order Quantity” means Seller’s minimum quantity for any Purchase Order for the API or any SKU of Supplied Product, set forth on Schedule 2. Seller shall obtain Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed, prior to changing the Minimum Order Quantity for any SKU of the Supplied Product.

“Non-Conformity Exceptions” means, with respect to the Supplied Product, any non-conformity to the extent directly caused by the incorporation into the Manufacturing process for the Supplied Product of any [***].

“PPI” means the Producer Price Index for Finished Goods, Pharmaceutical Preparations, as it appears in the periodical PPI Detailed Report as published by the Bureau of Labor Statistics of the United States Department of Labor and using the latest version of data published as of the date of adjustment.

“Product” means the pharmaceutical products commercialized in the Territory as of the Closing Date by Seller or its Affiliates as FYCOMPA® and described in NDA #202834.

“Product Purchase Price” means, with respect to the API or the applicable SKU of the Supplied Product, the purchase price payable hereunder for such API or such SKU as set forth on Schedule 2 for 2022, as adjusted from time to time in accordance with this Agreement.

“Purchase Order” means a written purchase order in a form reasonably acceptable to Seller that sets forth, with respect to the period covered thereby, (a) the quantity (which shall be the applicable Minimum Order Quantity or whole multiples thereof) of the API and the quantity and SKUs of Supplied Product to be delivered by Seller to Buyer and (b) the required delivery dates therefor.

“Qualification Batch” means a batch of a Bulk Product SKU or API (as applicable) that meets the Specifications and that is in compliance with applicable Laws that is Manufactured to assess the ability of a party to Manufacture such batch in accordance with the then-current Manufacturing process.

“Seller Territory” means the entire world other than the Buyer Territory.

“Services” means the Manufacture and supply of the Supplied Products pursuant to this Agreement.

“SKU” means stock keeping unit.

“Specifications” means the written specifications (including applicable labeling specifications) as set forth in the Quality Agreement, as such specifications may be amended or supplemented in accordance with Section 2.9 and the Quality Agreement.

“Supplied Product” means (a) the API and (b) those certain SKUs of Bulk Product specified on Schedule 2.

The terms set forth below shall have the meanings ascribed thereto in the referenced section:

Term	Section
Agreement	Preamble
Asset Purchase Agreement	Preamble
Assignment	10.2
Breaching Party	9.2.2
Buyer	Preamble
Buyer Indemnitees	8.2
Discretionary Manufacturing Changes	2.9.3
Dispute	10.4
Effective Date	Preamble
Firm Forecast	2.2
Forecast	2.2
Notice	10.6.1
Notice Period	9.2.2
Party(ies)	Preamble
Required Manufacturing Changes	2.9.2
Seller	Preamble
Seller Indemnitees	8.1
Term	9.1
Testing Laboratory	2.8.2
Third Party Claims	8.1

1.2 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section or Schedule are references to such Article or Section of or Schedule to this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if” and (h) references to monetary amounts are denominated in U.S. dollars.

ARTICLE 2

MANUFACTURE, PURCHASE AND SALE OF PRODUCT

2.1 Supply. Subject to the terms and conditions of this Agreement, during the Term, Seller shall Manufacture and supply to Buyer, and Buyer agrees to purchase from Seller, Supplied Product for sale or distribution by Buyer solely in the Buyer Territory in accordance with the terms and conditions of the Asset Purchase Agreement.

2.2 Forecasts.

2.2.1 On the Effective Date, Buyer shall provide Seller with a written good faith forecast in the form attached hereto as Schedule 3 estimating Buyer’s monthly requirements for the API and each SKU of Supplied Product (in multiples of Seller’s Minimum Order Quantities) during the then-current calendar month and each of the succeeding 24 calendar months thereafter. Thereafter, not later than 30 days prior to the commencement of each subsequent calendar month during the Term, Buyer shall provide Seller with a rolling 24-calendar month forecast for the Supplied Product that covers the succeeding 24-calendar month period (or the period until the expiration of the Term, as applicable, if shorter), with the forecast for all 24 months to be provided on a monthly basis and further broken down by SKU of Supplied Product (including relevant NDC) and number of kilograms of API and number of units of each SKU of Supplied Product (each such 24-calendar month forecast, a “Forecast”). Each Forecast (and ultimate Purchase Order) shall not exceed the upper or lower quantities by more than the following: [***]. The first [***] calendar months of each Forecast shall be a “Firm Forecast” and shall represent a binding commitment of Buyer to purchase the quantities of API and SKUs of Supplied Product included therein. Otherwise, except as set forth in this Section 2.2.1, a Forecast shall not be binding on either Party; provided, however, that Buyer will notify Seller as soon as practicable in the event that Buyer reasonably believes that the forecasted quantities for any Supplied Product for any month in the non-binding period will need to be adjusted to exceed by more than [***]% the quantities listed for such Supplied Product for such month set forth in the most recent Forecast and the Parties will engage in good-faith discussions regarding how to address such adjustments.

2.2.2 In addition to the forecasts described in Section 2.2.1, Buyer shall also provide to Seller, on the Effective Date, a non-binding three-year good faith forecast for its requirements of API and each SKU of Supplied Product on a quarterly basis. Subsequently throughout the Term, Buyer shall supply Seller by January 1st of each year, a non-binding three-year good faith forecast for its requirements for API and each SKU of Supplied Product by unit on a quarterly basis.

2.3 Purchase Orders.

2.3.1 On or prior to the first Business Day of each month, Buyer shall submit to Seller Purchase Orders by SKU corresponding to the Product volumes shown for the last month of the Firm Forecast of the then-current Forecast. Such Purchase Orders shall be submitted [***].

2.3.2 The quantity of API and each SKU of Supplied Product specified in any Purchase Order for delivery in any Calendar Quarter shall not be less than or more than the quantities of the API or such SKU of the Supplied Product set forth in the Firm Forecast applicable for the calendar months comprising such Calendar Quarter (other than, as applicable, the initial and supplemental Purchase Orders contemplated under Section 2.3.1).

2.3.3 Except with respect to the initial Purchase Order, Buyer hereby acknowledges and agrees that the lead time on all Purchase Orders is at least [***] days. Each Purchase Order shall set out the date upon which Buyer requests that the relevant Supplied Product shall be delivered.

2.3.4 Subject to the terms hereof, Seller shall accept each submitted Purchase Order that complies with this Section 2.3 and Seller shall be obligated to Manufacture and deliver the quantities of Supplied Product in accordance with the delivery schedule set forth in each accepted Purchase Order; provided, that if Seller timely delivers at least 90% of the quantity of each Supplied Product set forth in a Purchase Order within five Business Days of the required delivery date set forth therein, Seller shall be deemed to have fully performed its obligations with respect to such Purchase Order; provided, further, that Seller shall not be required to deliver Supplied Product more than once in any Calendar Quarter. In the event that the quantity of Supplied Product delivered by Seller differs from the quantity requested in the applicable Purchase Order, Buyer shall pay Seller for the quantity of Supplied Product actually delivered rather than the quantity requested in the Purchase Order.

2.4 Failure or Inability to Supply Supplied Product.

2.4.1 Seller shall promptly notify Buyer in writing if at any time Seller has reason to believe that Seller will not be able to (a) fill a Purchase Order for Supplied Product in accordance with the delivery schedule specified therein by Buyer and pursuant to the terms and conditions of this Agreement and the Quality Agreement or (b) supply Supplied Product to Buyer in satisfaction of the most recent Firm Forecast which notice in either case shall provide Buyer with information on the extent of the expected shortfall of supply and the reasons for such shortfall. Upon such notice of a supply problem, or in any event upon Seller’s failure to satisfy, within the delivery time frame specified by Buyer in a Purchase Order, a portion of the Supplied Product ordered by Buyer in compliance with this Agreement and the Quality Agreement:

(a) Buyer and Seller shall promptly meet and work together, in good faith, to identify an appropriate resolution to the supply problem and to prevent future supply problems. Any agreed resolution to the supply problem shall be set forth in a writing executed by both Parties; and

(b) without limiting Buyer’s other remedies hereunder, Seller shall deliver the Supplied Product that is subject to such shortfall as soon as is reasonably practicable following the required delivery date, on a date to be agreed with the Buyer, in accordance with Section 2.8.

2.4.2 Notwithstanding anything to the contrary herein, except in respect of gross negligence or willful misconduct, the remedies set forth in this Section 2.4 and in Section 2.5 shall be Buyer’s sole and exclusive remedy with respect to any failure of Seller to supply Supplied Product in accordance with this Agreement.

2.4.3 If Seller is unable to Manufacture and deliver quantities of Supplied Product as required hereunder then, without prejudice to Buyer’s other rights and remedies hereunder, Seller shall treat Buyer equitably as compared to the other recipients of product Manufactured and supplied by Seller and its Affiliates that rely on the same Materials or impacted Manufacturing site. Such equitable treatment shall include: (a) allocating in a fair and reasonable manner available Materials or capacity at the affected Manufacturing site between (i) the Products, (ii) products Manufactured for commercialization by the Seller or its Affiliates that rely on the same Materials or impacted Manufacturing site and (iii) products Manufactured for commercialization by Third Parties that rely on the same Materials or impacted Manufacturing site, such that Buyer receives its pro rata share based on the ratio of the Parties’ respective forecasted demand and (b) not deprioritizing Buyer based on the revenue generated by Seller or its Affiliates by supplying Supplied Product to Buyer when compared to supplying Supplied Product to Seller, its Affiliates, or Third Parties.

2.5 Late Delivery Compensation. If Seller fails to deliver conforming Supplied Product before [***], then Buyer shall be entitled to compensation, as a non-exclusive remedy [***]. The compensation due pursuant to this Section 2.5 shall be applied as a credit against amounts due to Seller pursuant to future invoices.

2.6 Changes in Purchase Orders. Purchase Orders may be amended only by mutual agreement of the Parties.

2.7 Delivery. Seller shall deliver or arrange for delivery of Supplied Product purchased by Buyer to a carrier designated by Buyer in the applicable Purchase Order hereunder (provided that such designated carrier shall be subject to approval by Seller, such approval not to be unreasonably withheld, conditioned or delayed), EXW (Incoterms 2020), Seller’s (or, as the case may be, its Affiliate’s or designated Third Party’s) Manufacturing plant or warehouse. For the sake of clarity, (a) delivery shall occur at Seller’s (or, as the case may be, its Affiliate’s or designated Third Party’s) Manufacturing plant or warehouse, and (b) all shipping costs (including any and all related insurance costs and import taxes, duties and tariffs) associated with the delivery of Supplied Product hereunder (whether shipped from Seller’s or, as the case may be, its Affiliate’s or designated Third Party’s Manufacturing plant or warehouse) shall be paid by Buyer. Risk in and title to the Product purchased under this Agreement shall pass upon delivery to Buyer’s carrier. Each delivery of Supplied Product shall be accompanied by a certificate of analysis as provided in Section 4.1 and such other documents as shall be required by the Quality Agreement.

2.8 Rejected Goods/Shortages.

2.8.1 Notice; Replacement. Buyer shall notify Seller in writing of (a) any claim that any Supplied Product, as of the time of delivery thereof, fails to conform to the applicable Specifications (including any Non-Conformity Exception) and/or which has not been Manufactured in accordance with applicable Law, cGMP and the Quality Agreement, or (b) any shortage in quantity of any shipment of the Supplied Product, in each case as soon as reasonably practicable, but not later than 30 days following delivery of such Supplied Product in the case of patent defects (i.e. a non-conformance that was reasonably detectable through Buyer’s inspection in accordance with the Quality Agreement) and, in the case of latent defects, not later than 10 days from Buyer’s discovery of a latent defect that was not reasonably detectable through Buyer’s inspection in accordance with the Quality Agreement. If the Parties agree that the Supplied Product fails to conform (other than for any Non-Conformity Exception) or that there is a shortage, then Seller, at Buyer’s option, shall replace the nonconforming Supplied Product or make up the shortage at the next practicable delivery date.

2.8.2 Disputes.

(a) If Seller disagrees with Buyer’s claim that any Supplied Product fails to meet the applicable Specifications as of the time of delivery and/or has not been Manufactured in accordance with applicable Law, cGMP and the Quality Agreement, Seller shall notify Buyer within 14 days and representatives of Seller and Buyer shall attempt to resolve such dispute in good faith. If the representatives cannot resolve such dispute within 30 days, a sample of the applicable Supplied Product shall be submitted by Seller and Buyer to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation against the applicable Specifications and the requirements of applicable Law, cGMP and the Quality Agreement and the test results obtained by the Testing Laboratory shall be final and controlling, absent fraud or manifest error. The fees and expenses of the Testing Laboratory shall be borne by Buyer if the Testing Laboratory confirms that the applicable Supplied Product conforms and otherwise by Seller. In the event the test results indicate that the Supplied Product in question does not conform (other than for any Non-Conformity Exception), then Seller shall replace the nonconforming Product at the next practicable delivery date.

2.8.3 Costs and Expenses; Disposal. Seller shall bear the costs and expenses of making up any shortage of Supplied Product and replacing any such nonconforming Supplied Product. Buyer shall make arrangements with Seller for the return or disposal of any nonconforming Supplied Product, and the reasonable and documented costs of such return or disposal shall be paid by Buyer.

2.8.4 Exclusive Remedy. Notwithstanding anything to the contrary herein but subject to Section 5.1, except in respect of gross negligence or willful misconduct, the provisions of this Section 2.8 shall be the sole and exclusive remedy available to Buyer with respect to nonconforming Supplied Product.

2.9 Manufacturing Changes.

2.9.1 Change to Specifications Generally. In the event of a proposed change by either Party in the Specifications during the Term with respect to the Supplied Product, the proposing Party shall promptly notify the other Party of the proposed change and shall provide the other Party with documentation in support of such proposed change. Within a period of 30 Business Days from receipt of such notice, the Parties shall initiate review and comment on such proposed change, including discussion of any improvements to any Intellectual Property that might be generated as a result. Seller and Buyer shall cooperate in good faith to design a plan to resolve any Supplied Product supply issues that may result from changes in the Specifications, and no change will be made without the written mutual agreement of both Parties (such agreement not to be unreasonably withheld, conditioned or delayed) except as required by applicable Law.

2.9.2 Required Manufacturing Changes. Each Party shall give the other Party reasonable written notice prior to any changes to the process of Manufacturing Supplied Product for sale in the Buyer Territory that are required by cGMP or other applicable Law (collectively, “Required Manufacturing Changes”). The Party required by cGMP or other applicable Law to make Required Manufacturing Changes shall use commercially reasonable efforts to carry out such Required Manufacturing Changes and the other Party shall, where required, reasonably assist in carrying out such changes.

2.9.3 Discretionary Manufacturing Changes.

(a) If, as part of a general change program at its Manufacturing site(s) which will not disadvantage the Supplied Products as compared with other products Manufactured or supplied by Seller or its relevant Affiliate(s) at such site(s), Seller desires to make a Discretionary Manufacturing Change, Seller shall notify Buyer, providing reasonable details and the Parties shall promptly meet and discuss in good faith the reasonable concerns of Buyer relating thereto, with Seller providing such information to Buyer as Buyer may reasonably request. Provided that Seller follows the foregoing process and uses reasonable efforts to make such accommodations as Buyer may reasonably request to minimize the impact of such Discretionary Manufacturing Changes on the Product Business, Seller may make reasonable Discretionary Manufacturing Changes at Seller’s sole cost and expense (for the avoidance of doubt including any cost or expense incurred by Buyer reasonably and directly as a result of any such Discretionary Manufacturing Change), but Seller shall not implement any change prior to receipt of approval, if required, of any such variations to any Regulatory Approvals for the Product in the Territory.

(b) Buyer may request Discretionary Manufacturing Changes and if Seller agrees (such agreement not to be unreasonably withheld, delayed, or conditioned) to make any such Discretionary Manufacturing Changes, Seller will provide the estimated cost and time of implementing any such Discretionary Manufacturing Changes to Buyer along with the terms on which Seller would be willing to make such Discretionary Manufacturing Changes. Upon Buyer’s written acceptance of such cost and time estimate, the Parties shall cooperate in making such Discretionary Manufacturing Changes and Seller shall use commercially reasonable efforts to implement such Discretionary Manufacturing Changes as requested by Buyer.

2.9.4 Regulatory Approvals. If a change is made to the Specifications or Manufacturing process for the Supplied Product, then prior to the implementation of such change Buyer shall (a) submit all supplemental applications or reports to Governmental Authorities with respect to the Product, if required, to reflect such change, (b) obtain all approvals required by Governmental Authorities (including required Regulatory Approvals) with respect to such change and (c) promptly provide copies of the materials referenced in clauses (a) and (b) to Seller. Seller shall reasonably cooperate with Buyer in connection therewith. Buyer shall reasonably cooperate with Seller (including by providing relevant data and other information), to allow Seller to comply with all of its regulatory obligations in connection with any such change.

2.9.5 Costs of Manufacturing Changes. All costs and expenses reasonably incurred by Seller (including FTE Costs, FDA filings, write offs and other costs due to such changes associated with obsolete raw materials, work-in-process and finished product inventories, and all printed materials, including packaging and labeling materials) associated with any changes to the Specifications or other Manufacturing changes (including Required Manufacturing Changes and Discretionary Manufacturing Changes) shall be borne by Buyer, and Buyer shall promptly reimburse Seller upon invoice therefor, except for costs and expenses associated with any Discretionary Manufacturing Change initiated by Seller, in which case such costs and expenses shall be borne solely by Seller.

2.9.6 Changes from One Manufacturing Facility to Another. [***]

2.10 Materials. Seller shall obtain all Materials required for the Manufacture of the Supplied Product at its sole cost and expense. The costs of the Materials and the management and procurement of such Materials shall be included in, and not be incremental to, the Product Purchase Price.

2.11 Subcontracting of Manufacture. During the Term Seller shall not be entitled to subcontract to a Third Party its obligations to Manufacture the Supplied Product except to the subcontractors specified in Schedule 5 for the activities specified therein. Any further subcontracting of Manufacturing activities shall be agreed between the Parties.

2.12 Limited License. Buyer, on behalf of itself and its Affiliates, hereby grants to Seller and its Affiliates a non-exclusive, royalty-free, fully paid-up, non-transferable (except as provided in Section 10.2) license under the Buyer Intellectual Property and a right of reference and use under the Buyer Regulatory Approvals and Documentation, with the right to grant further licenses and sublicenses or rights of reference and use, in each case, to the extent necessary for Seller and its Affiliates to perform their obligations hereunder.

2.13 Technology Transfer.

2.13.1 [***]

2.13.2 [***]

2.13.3 [***]

ARTICLE 3

PRICING AND PAYMENT

3.1 Pricing.

3.1.1 Initial Price. The initial Product Purchase Price for the API and each SKU of Supplied Product is set forth on Schedule 2.

3.1.2 Adjustments. On January 1, 2024 and each January 1 thereafter during the Term, the Product Purchase Price shall be subject to adjustment by Seller for inflation by a percentage less than or equal to the percentage increase in the PPI for the immediately preceding 12-month period. For the avoidance of doubt such adjusted Product Purchase Price shall not apply to any Supplied Product to be delivered under any Purchase Orders submitted prior to such increase.

3.2 Payment.

3.2.1 Purchase Price. Seller shall invoice Buyer for the then-applicable Product Purchase Price for all Supplied Product promptly following the delivery of such Supplied Product.

3.2.2 Terms. All undisputed payments due to Seller under this Agreement shall be (a) paid in full by Buyer without any deduction or set-off (except as otherwise set out in this Agreement), within [***] days from the date of any invoice delivered pursuant to this Agreement and (b) made by deposit of Dollars in the requisite amount to such bank account as Seller may from time to time designate by notice to Buyer. Any undisputed amounts under this Agreement that are not paid on or before the applicable due date shall bear interest at the rate of the lesser of [***]% per annum above “Prime”, as defined in the print edition of The Wall Street Journal, Eastern Edition, on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, and the maximum rate allowed by Law, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment. If Buyer disputes any portion of an invoice provided by Seller hereunder, it shall promptly pay the undisputed portion as provided in clause (a) above and shall provide Seller with written notice of the disputed portion and its reasons therefor, and Buyer shall not then be obligated to pay such disputed portion unless and until it is determined in accordance with Section 10.4 that such amount is owed by Buyer in which case such portion shall be paid within [***] days of such determination. The Parties shall use good faith efforts to resolve any such disputes promptly.

3.2.3 Default. With respect to payment defaults not cured within [***] days after receipt of written notice from Seller to Buyer, Seller shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the supply of the Supplied Product, which suspension shall not result in or constitute a breach of any of Seller’s obligations under this Agreement. For the avoidance of doubt, the failure to pay disputed portions of invoices pursuant to Section 3.2.2 shall not be a payment default until such dispute is finally resolved in Seller’s favor and the Buyer has failed to make such payment within [***] days of such determination.

3.2.4 Taxes. To the extent not otherwise exempted as set forth herein, Buyer shall pay all Taxes arising under or in connection with this Agreement, exclusive of Taxes based on Seller’s employees, benefits plans, income or net worth. Official receipts indicating proof of payment of any such taxes shall be secured and made available to Seller upon request as evidence of payment.

ARTICLE 4

QUALITY ASSURANCE, ACCESS AND REGULATORY MATTERS

4.1 Testing; Certificate of Analysis. Seller shall perform, or cause to be performed, the tests required to be performed by Seller pursuant to the Quality Agreement on each lot of Supplied Product delivered pursuant to this Agreement before delivery thereof to Buyer. Seller shall deliver a certificate of analysis and other documents required under the Quality Agreement with respect to each lot of Supplied Product concurrently with delivery thereof that sets forth the items tested, Specifications and test results, and that contains the other types of information that are set out in the Quality Agreement or as have otherwise been approved by mutual agreement of the Parties.

4.2 Records. Seller shall maintain or shall cause to be maintained all Manufacturing records, all records of shipment and all validation data relating to the Supplied Product to the extent, and for the time periods, required by applicable Laws with respect to the Supplied Product, in each case, in accordance with its customary procedures. Buyer shall bear all reasonable costs and expenses associated with translating any such records into the English language to the extent such records customarily are maintained by Seller or its Affiliates in a language other than English, if Buyer requests such translation.

4.3 Regulatory Compliance.

4.3.1 Seller shall (a) advise Buyer promptly if an authorized agent of the FDA (or other Governmental Authority) visits its Manufacturing facilities where the Supplied Product is being Manufactured or quality tested, and (b) furnish to Buyer all material information supplied by the FDA (or other Governmental Authority) in connection with such visit, including any Form 483 observations and responses and any establishment inspection reports within 15 days after its receipt of such information, in each case ((a) and (b)), to the extent that Seller determines in its reasonable discretion that the Supplied Product in the Buyer Territory would be materially and adversely affected by such information. To the extent possible, Seller shall provide to Buyer notice of the submission of any draft response to the FDA at least five Business Days prior to submission of the response to FDA and Seller shall reasonably consider any input from Buyer in such submission.

4.4 Access to Facilities. No more than once during any Contract Year (unless any such inspection reveals a material compliance issue, in which event Buyer shall have the right to conduct additional inspections to verify that such issue has been remediated), upon the reasonable prior written request of Buyer, Buyer shall have the right to inspect those portions of the facilities of Seller where the Supplied Product is being Manufactured, during regular business hours, to ascertain compliance with applicable Laws and the Specifications, subject to the reasonable rules and regulations of Seller, including any confidentiality and health and safety restrictions.

4.5 Quality Agreement. Each Party shall perform its obligations under the Quality Agreement. To the extent any provision of the Quality Agreement conflicts with any provision of this Agreement with respect to any matter regarding the quality of the Supplied Product, the provisions of the Quality Agreement shall govern. Otherwise, the provisions of this Agreement shall govern.

ARTICLE 5

PRODUCT RECALLS

5.1 Product Recalls.

5.1.1 Subject to Section 5.1.2, and except as provided in Section 5.9.2 of the Asset Purchase Agreement with respect to the period between the Effective Date and the transfer of the Purchased Regulatory Approvals to Buyer or its designee, any recalls or market withdrawals of the Product in the Buyer Territory shall be implemented by or under the direction of Buyer (provided, that Buyer shall inform Seller and, to the extent reasonably possible, consult with Seller prior to initiating any recall or market withdrawal of the Product in the Buyer Territory) and Seller shall cooperate with Buyer as reasonably requested in effecting any such recall or market withdrawal of the Product in the Buyer Territory. Buyer shall be responsible for all costs of each recall or market withdrawal, including costs incurred by Seller, except to the extent such recall or market withdrawal results from Seller’s gross negligence, willful misconduct or breach of this Agreement.

5.1.2 Buyer shall not unreasonably object to a bona fide recall or market withdrawal reasonably requested in writing by Seller relating to Supplied Product. In the event Buyer unreasonably elects not to initiate a recall or market withdrawal of the Product as requested by Seller under this Section 5.1.2, any reasonable and documented costs and expenses related to Buyer’s failure to perform such recall or market withdrawal shall be borne by Buyer.

5.2 Disputes. If there is any dispute concerning which Party’s acts or omissions gave rise to any recall or market withdrawal of the Product, such dispute shall be referred for decision to an independent expert, acting as an expert and not as an arbitrator, to be appointed by agreement between Buyer and Seller. The decision of such independent expert shall be in writing and, except for fraud or manifest error, shall be binding on both Buyer and Seller. The costs of such independent expert shall be borne by the Party who is found to be responsible for the recall or market withdrawal by the independent expert. After such determination, costs shall be paid by the responsible Party in accordance with Section 5.1.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Warranties and Covenants of Seller.

6.1.1 Seller Warranties and Covenants. Seller hereby warrants and covenants to Buyer that:

(a) all Supplied Product delivered pursuant to the terms hereof by Seller (or any subcontractor thereof) to Buyer during the Term will, at the time of such delivery be in accordance with the Specifications, has been and shall have been Manufactured in accordance with all applicable Laws, cGMP and the Quality Agreement, and shall not be adulterated or misbranded within the meaning of the Act;

(b) it has or shall obtain and maintain all permits and licenses required by any Governmental Authority for the provision of the Services; and

(c) it will not employ, contract with, or retain any person directly or indirectly to perform any Services if such person is presently debarred by any Governmental Authority from working in or providing services to any pharmaceutical or biotechnology company under any applicable Law, or otherwise disqualified or suspended from performing services such as the Services. If during the Term, the Seller or any person employed or retained by it to perform the Services is debarred, disqualified or suspended by any Governmental Authority, Seller shall immediately notify Buyer of the same.

6.1.2 Exclusion of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY HEREUNDER WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE AND ANY SUCH WARRANTY IS HEREBY EXCLUDED (INCLUDING, IN THE CASE OF SELLER, IN RESPECT OF THE SUPPLIED PRODUCT SUPPLIED HEREUNDER, ANY WARRANTY RELATING TO THE DESCRIPTION OR QUALITY OF THE SUPPLIED PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS, NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER).

6.2 Covenants of Buyer. Buyer hereby covenants to Seller that: (a) any changes to the Specifications for the Supplied Product requested by Buyer will comply with the Regulatory Approvals for such Supplied Product and all applicable Laws; (b) Buyer has obtained, or will obtain, all applicable licenses, registrations and permits necessary to take delivery of, market, sell, import, export, distribute and otherwise dispose of the Supplied Product.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality Obligations. Section 5.4 of the Asset Purchase Agreement is hereby incorporated by reference into this Agreement, mutatis mutandis; provided, that the “Confidentiality Period” shall be the period from the Effective Date through the [***] anniversary of the termination or expiration of this Agreement or, if longer, with respect to any Confidential Information that constitutes a trade secret under applicable Law, until such time as such Confidential Information no longer constitutes a trade secret under applicable Law and the term “Confidential Information” shall include the terms and conditions of this Agreement.

ARTICLE 8

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

8.1 Indemnification of Seller. Subject to the provisions of this Article 8, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors and employees (collectively, “Seller Indemnitees”), from and against, and compensate and reimburse the Seller Indemnitees for, any and all Losses actually incurred by any Seller Indemnitee in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) any breach by Buyer or its Affiliates of this Agreement or the Quality Agreement or the gross negligence or willful misconduct of Buyer or its Affiliates in the performance of its obligations hereunder or under the Quality Agreement, (b) Buyer’s failure to perform a recall or market withdrawal of the Supplied Product requested by Seller under Section 5.1.2 or (c) any claim by a Third Party that the Manufacture or supply of the Supplied Product in accordance with the terms of this Agreement infringes, misappropriates or otherwise violates the Intellectual Property Rights of such Third Party solely to the extent such infringement, misappropriation or violation is as a direct result of any change in the Specifications or Manufacturing process for the Supplied Product requested by Buyer during the Term, in each case ((a) through (c)), except to the extent of those Losses for which Seller has an obligation to indemnify Buyer or any Buyer Indemnitee pursuant to Section 8.2, as to which Losses each Party shall indemnify the other Party and the Seller Indemnitees or the Buyer Indemnitees, as applicable, to the extent of their respective liability for such Losses.

8.2 Indemnification of Buyer. Subject to the provisions of Section 6.1.2 and this Article 8, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors and employees (collectively, “Buyer Indemnitees”), from and against, and compensate and reimburse the Buyer Indemnitees for, any and all Losses incurred by any Buyer Indemnitee in connection with any and all Third Party Claims arising from or occurring as a result of any breach by Seller or its Affiliates of this Agreement or the Quality Agreement or the gross negligence or willful misconduct of Seller or its Affiliates or any of Seller’s subcontractors in the performance of its obligations hereunder or under the Quality Agreement; except to the extent of those Losses for which Buyer has an obligation to indemnify Seller or any Seller Indemnitee pursuant to Section 8.1, as to which Losses each Party shall indemnify the other Party and the Seller Indemnitees or the Buyer Indemnitees, as applicable, to the extent of its liability for such Losses. Notwithstanding the foregoing, Seller shall have no obligation under this Section 8.2 to indemnify or hold harmless Buyer or any Buyer Indemnitee with respect to Third Party Claims arising from or occurring as a result of Buyer’s failure to perform a recall or market withdrawal of the Supplied Product requested by Seller under Section 5.1.2.

8.3 Indemnification Procedures. All indemnification claims in respect of Buyer or any Buyer Indemnitee shall be made solely by Buyer and all indemnification claims in respect of Seller or any Seller Indemnitee shall be made solely by Seller and, in each case, shall be governed by Section 7.2 of the Asset Purchase Agreement. Notwithstanding anything herein to the contrary, the Parties’ respective indemnification obligations under this Article 8 shall not apply to any Losses for which such Party is entitled to indemnification under the Asset Purchase Agreement (without giving effect to the limitations in Section 7.3 of the Asset Purchase Agreement).

8.4 Limitation on Damages and Liability.

8.4.1 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CIRCUMSTANCES OF (I) FRAUD OR FRAUDULENT MISREPRESENTATION, (II) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (III) BREACH OF THE PROVISIONS OF ARTICLE 7, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER SECTION 8.1 OR 8.2 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE) CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO (OR THE ASSET PURCHASE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE EXTENT SUCH LIABILITY ARISES AS A RESULT OF A PARTY’S ACTIVITIES UNDER THIS AGREEMENT), INCLUDING ANY SUCH DAMAGES THAT ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

8.4.2 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CIRCUMSTANCES OF (I) FRAUD OR FRAUDULENT MISREPRESENTATION, (II) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (III) BREACH OF THE PROVISIONS OF ARTICLE 7, SELLER SHALL NOT BE LIABLE FOR LOSSES HEREUNDER (OR UNDER THE ASSET PURCHASE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE EXTENT SUCH LIABILITY ARISES AS A RESULT OF SELLER’S ACTIVITIES UNDER THIS AGREEMENT) IN AN AGGREGATE AMOUNT GREATER THAN [***].

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Unless earlier terminated in accordance with Section 9.2, the term of this Agreement shall commence on the Effective Date and shall continue in force, unless terminated in accordance with this Article 9, for an initial term of seven years (the “Initial Term”) and thereafter shall automatically renew for additional periods of [***] months (each an “Extension Term” and the Initial Terms together with any Extension Terms the “Term”) unless (a) Buyer gives Seller no less than [***] months written notice prior to the end of the Initial Term or any Extension Term of Buyer’s intention to not extend the Term, (b) following Tech Transfer Completion, Seller gives Buyer no less than [***] months’ written notice prior to the end of the Initial Term or any Extension Term of Buyer’s intention to not extend the Term; or (c) this Agreement is terminated in accordance with this Article 9.

9.2 Early Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

9.2.1 Mutual Agreement. This Agreement may be terminated upon the mutual written agreement of Buyer and Seller at any time.

9.2.2 Termination for Material Breach. In the event that either Party (the “Breaching Party”) breaches any of its material obligations under this Agreement, the other Party may terminate this Agreement upon [***] days’ prior written notice (such [***]-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if the Breaching Party cures such breach during the Notice Period.

9.2.3 Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party or any direct or indirect parent company of the other Party: (a) files in any court or with any other Governmental Authority pursuant to any Law of a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Person or of its assets; (b) proposes a written agreement for the composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency or bankruptcy proceeding, and such petition is not dismissed within 60 days after the filing thereof; (d) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the making of any assignment for the benefit of creditors or (e) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process against a substantial portion of such Person’s property.

9.2.4 Termination Following Withdrawal. Either Party may terminate this Agreement upon [***] days’ prior written notice to the other Party, in the event that Governmental Authorities cause the withdrawal of the Product from every jurisdiction in the Buyer Territory.

9.2.5 Termination for Force Majeure. Either Party may terminate this Agreement to the extent permitted pursuant to Section 10.1.

9.2.6 Termination for Convenience. Buyer may terminate this Agreement at any time during the Term upon at least [***] months’ prior written notice to the Seller. Seller may terminate this Agreement [***].

9.3 Consequences of Termination.

9.3.1 Upon the termination of this Agreement by Seller pursuant to Section 9.2.2 or 9.2.3: (a) all unfilled Purchase Orders shall be cancelled and (b) Buyer promptly shall pay to Seller (i) all undisputed amounts outstanding and remaining to be paid for Supplied Product delivered prior to the expiration or termination; (ii) the fair market value of Seller’s then existing inventory of Materials and work in process, including useable API (as to which the Product Purchase Price for the API shall apply), that cannot otherwise be used in the business of Seller or its Affiliates without additional cost; and (iii) the applicable Product Purchase Price for all Supplied Product Manufactured, but not then delivered, by Seller in accordance with Buyer’s then current Forecast.

9.3.2 Upon termination, other than by Seller pursuant to Section 9.2.2 or 9.2.3, or expiry of this Agreement: (a) all Supplied Product which has been Manufactured in accordance with the terms of this Agreement but not yet delivered shall be delivered by the Seller to the Buyer (and the Buyer shall pay for such Supplied Product in accordance with the terms of this Agreement); (b) all work-in-progress started by the Seller shall, at Buyer’s election (i) completed by the Seller and delivered to the Buyer (and the Buyer shall pay for such Supplied Product in accordance with the terms of this Agreement), or (ii) destroy such work-in-progress at Buyer’s cost (and Buyer shall pay for the costs reasonably incurred by Seller in Manufacturing such work-in-progress including all Materials consumed in the course of such Manufacture); and (c) after completion of any work-in-progress in accordance with (b) above, Seller shall make available any remaining Materials held by or on behalf of the Seller for Buyer to purchase at fair market value and collect from the relevant facility.

9.4 Accrued Rights; Surviving Obligations.

9.4.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

9.4.2 Survival. Without limiting the foregoing, Sections 2.12, 3.2, 4.2, 6.1.2, 9.3, and 9.4 and Article 5, 7, 8 and 10 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 10

MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) to the extent such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages (to the extent outside of the control of the non-performing Party), epidemics or pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks, in each case only to the extent new lockdowns or other material restrictions are introduced by a Governmental Authority during the Term), quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person, but only to the extent outside of the control of the non-performing Party), acts of God or acts, omissions or delays in acting by any Governmental Authority. The non-performing Party shall notify the other Party of such force majeure within 15 days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Should the force majeure event last in excess of six consecutive months, the non-performing Party shall be entitled to terminate this Agreement.

10.2 Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, not to be unreasonably conditioned, withheld or delayed, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that (a) either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party and (b) following termination or expiration of all Services other than the Post-Marketing Study Services and the Manufacturing Services under (and as defined in) the Transition Services Agreement, Buyer may assign or delegate any of its rights or obligations hereunder on the sale, transfer, or other disposition of all or substantially all of its rights to the Product Business; provided further, that such assigning Party shall remain liable to fulfill its obligations hereunder from and after such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such Party is organized (each an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding Tax shall be borne by the Party making such Assignment.

10.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.4 Dispute Resolution. Except for disputes arising under Section 2.8.2 or Section 5.2, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 10.4.

10.4.1 General. Either Party shall have the right to refer any Dispute to the President, Eisai Demand Chain Systems of Seller and the President and Chief Executive Officer of Buyer who shall confer on the resolution of the issue. Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of any such issue within 20 Business Days after such Dispute is first referred to them, either Party may, by written notice to the other Party, elect to initiate litigation in accordance with Section 10.5 for purposes of having the matter settled.

10.4.2 Interim Relief and Tolling. Notwithstanding anything herein to the contrary, (a) any relevant time period related to a matter that is the subject of a Dispute shall be tolled during any dispute resolution proceeding under this Section 10.4 and (b) nothing in this Section 10.4 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 10.4.2 shall be specifically enforceable.

10.5 Governing Law, Jurisdiction, Venue and Service.

10.5.1 Governing Law. This Agreement, and all Disputes that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Dispute based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the Law of the State of Delaware, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

10.5.2 Jurisdiction. Subject to Section 10.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Delaware Chancery Court and the United States District Court for the District of Delaware sitting in New Castle County for any Dispute, action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.5.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Dispute, action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Delaware Court of Chancery and the United States District Court for the District of Delaware sitting in New Castle County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.5.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.6.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.6 Notices.

10.6.1 Notice Requirements. Except as otherwise provided in Section 2.3.1, any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or email of a PDF (or similar electronic) attachment (with such transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 10.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days prior to such address taking effect in accordance with this Section 10.6. Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by facsimile or email provided that the sender has received confirmation of transmission (by facsimile or email receipt confirmation or confirmation by telephone (with respect to facsimile only) or email) prior to 6:00 p.m. Eastern Time on such day (and if confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following Business Day).

10.6.2 Address for Notice.

If to Seller, to:
Eisai Co., Ltd. Bunkyo-ku, Tokyo 112-8088 Japan Email: [***]
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Eisai Inc. 200 Metro Boulevard
Nutley, NJ 07110
Attention: General Counsel with a copy (which shall not constitute notice) to:
Covington & Burling LLP
One CityCenter 850 10th Street, NW
Washington, DC 20001
Email: mriella@cov.com
Attention: Michael Riella
If to Buyer, to:
Catalyst Pharmaceuticals, Inc. 355 Alhambra Circle, Suite 801
Coral Gables, FL 33134
Attention: Chief Legal and Compliance Officer
with a copy (which shall not constitute notice) to:
Akerman LLP 201 East Las Olas Blvd., 18th Floor
Fort Lauderdale, FL 33301
Attention: Philip B. Schwartz, Esq.
Cooley (UK) LLP 22 Bishopsgate
London EC2N 4BQ
United Kingdom
Attention: Michal Berkner
Frances Stocks Allen
Email: mberkner@cooley.com
fstocksallen@cooley.com

10.7 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties; provided, that Seller shall be entitled to update Schedule 2 to reflect the Product Purchase Price in accordance with the definition of such term.

10.8 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

10.9 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of Article 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of Article 7 and to enforce specifically the terms and provisions of Article 7 in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, no Party would have entered into this Agreement. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

10.10 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.11 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees and Seller Indemnitees under Article 8, they shall not be construed as conferring any rights on any other Persons.

10.12 Expenses. Except as otherwise specified herein or in the Asset Purchase Agreement or in any other Ancillary Agreement, each Party shall bear any costs and expenses with respect to the Transactions.

10.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.14 Relationship of the Parties. It is expressly agreed that Seller, on the one hand, and Buyer, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

10.15 Counterparts. This Agreement may be executed in any number of counterparts and manually or electronically, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.16 Entire Agreement. This Agreement, together with the Schedules expressly contemplated hereby and attached hereto, the Asset Purchase Agreement, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions, contain the entire agreement between the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

EISAI CO., LTD.

By:
Name:
Title:

CATALYST PHARMACEUTICALS, INC.

By:
Name:
Title:

Schedule 1

Buyer Corporate Names

Catalyst Pharmaceuticals, Inc. – a Delaware corporation formerly known, until 2015, as Catalyst Pharmaceutical Partners, Inc.

Schedule 2

Supplied Product, SKUs, Product Purchase Prices and Minimum Order Quantities

[***]

Schedule 3

Forecast Template

[***]

Schedule 4

Initial Purchase Order

[***]

Schedule 5

Permitted Subcontractors

[***]

Schedule 6

Tech Transfer Plan Requirements

[***]